Legg Mason Partners Municipal Funds
Results of a special meeting of shareholders

On 11/29/05, a special meetings of shareholders was held to:
(1) to approve a new management agreement and (2) to elect Trustees. The following table provides the number of votes cast for, against or withheld, as well as the number of abstentions and broker non-votes as to each matter voted on at the Special Meeting of Shareholders.



1. Approval of New Management Agreement

New Management   Votes       Votes     	              Broker
Agreement        for        against     Abstentions  non-votes
--------------------------------------------------------------
Georgia          2,018,993   194,912     35,855       209,493
Pennsylvania     3,054,264    85,964     51,504       261,348



2. Election of Trustees
			        Authority              Broker
  Name		     Votes for  Withheld Abstentions non-votes
--------------------------------------------------------------
Lee Abraham          2,329,588   149,321     0.00	0.00
Jane F Dasher        2,332,651   146,259     0.00	0.00
Donald R. Foley      2,329,893   149,016     0.00	0.00
Richard E. Hanson    2,331,776   147,133     0.00	0.00
Paul Hardin          2,329,387   149,523     0.00	0.00
Roderick C Rasmussen 2,330,771   148,139     0.00	0.00
John P Toolan        2,328,704   150,206     0.00	0.00
R Jay Gerken         2,327,543   151,367     0.00	0.00